EXHIBIT 99.1

Hooker Furniture Reports Consolidated Operating Income Increased 77.7% to $7.1 million

MARTINSVILLE, Va., June 06, 2017 (GLOBE NEWSWIRE) -- Hooker Furniture (NASDAQ:HOFT) today reported consolidated net sales of $130.9 million and net income of $4.7 million, or $0.41 per diluted share, for its fiscal 2018 first quarter ended April 30, 2017.

Consolidated net sales increased $9.0 million, or 7.4%, compared to a year ago, primarily due to increased sales in the Home Meridian segment.  Earnings per share increased 86.4% to $0.41 per diluted share compared to $0.22 in the prior year quarter.

During the first quarter of fiscal 2018, consolidated gross profit increased 5.8%, or $1.5 million, over the prior year quarter primarily due to increased gross profit in the Hooker Casegoods and Upholstery Segments, the result of favorable cost of goods sold, driven by low freight rates in the Hooker Casegoods segment and on imported upholstery as well as modest sales increases and improved operating efficiencies in the Company’s Upholstery segment. Gross profit increased in absolute terms in the Home Meridian segment due to higher sales during the quarter, but decreased as a percentage of net sales principally due to product mix.

“We’re pleased to report higher sales and earnings on a consolidated basis for the first quarter,” said Paul B. Toms, chairman and chief executive officer. “While we hit our budgeted earnings for the quarter, we believe there’s room for improvement. We recognize the need to grow our Hooker legacy business long-term and to convert higher sales into increased profitability in our Home Meridian segment. With these objectives, we have recently completed a strategic review of the traditional Hooker business under the direction of George Revington, chief operating officer of Hooker Furniture Corporation.”

“Following our comprehensive review, we have put in place dedicated management focus for each of our business units which we believe will lead to profitable growth,” said Revington. “The result is that each of the traditional Hooker business units targets a different market niche and has completely dedicated leadership and product and sales management teams. This more focused and nimble management structure positions each unit to pursue emerging channels of distribution that offer higher growth opportunities,” Revington added.

Consolidated operating income increased $3.1 million, or 77.7% to $7.1 million. The increase was driven primarily by increased Hooker Casegoods and Upholstery segment operating profit. Included in Hooker Casegoods segment prior year’s results are approximately $1 million acquisition-related costs recorded during the quarter. Amortization expense in the fiscal 2018 first quarter was $334,000, down $1.3 million from the comparable prior year period.

Segment Reporting: Hooker Casegoods

“We saw similar trends at Hooker Casegoods as in the most recent quarter, with sales flat but orders up, and with strong profitability performance,” said Toms. “We are encouraged that both fiscal year-to-date orders and backlogs increased approximately 7% over last year.”

“For the second quarter in a row, we benefitted from fast-tracking orders and shipments of the well-received Arabella and Hill Country Collections from the October High Point Market, which were delivered to retailers in the fourth quarter of last year, positively impacting both last quarter and this quarter’s sales. We had a solid April High Point Market, and are employing the same fast-track strategy with two new well-received collections. We expect to start shipping them to our largest retailers in June, and out of our Martinsville warehouse in August, meaning there should be some positive sales impact in the second quarter.”

Segment Reporting: Home Meridian

“Sales for the quarter were robust, up 13% over the prior year, as a result of the continued success of our core sales strategies,” said George Revington, chief operating officer of Hooker Furniture Corporation. “However, as a result of a sales shortfall in hospitality, temporarily higher costs in e-commerce and a large bad debt expense, we were disappointed in our operating profit. Strong sales momentum continues, with orders and backlog for the quarter up 43% and 29%, respectively. We expect results to rebound next quarter as positive sales trends continue and measures to improve profitability take effect,” Revington said.

Segment Reporting: Upholstery

“Consolidated Upholstery sales ticked up slightly, by 1.3%,” said Toms. “Year-to-date orders in the segment were up nearly 3%, and the backlog is up 21%.” Bradington-Young’s continued success in the luxury motion furniture line sparked a sales increase of over 7%. In addition, “The quality-related issue that negatively impacted sales at Hooker Upholstery is now behind us, and Hooker Upholstery’s sales order backlog was up 85% from the prior-year period. We’re also pleased with the new placement activity from April Market that we’re seeing in upholstery,” Toms said.

Segment Reporting: “All Other”

“H Contract continues to make significant inroads in the senior living segment of the furnishings industry,” Toms said. “Sales increased 13.1%, orders were up 28% for the quarter, and backlog was up over 30% at quarter-end, compared to the prior year.”

Cash, Debt and Inventory

The Company finished the fiscal 2018 first quarter with $53.8 million in cash and cash equivalents and $46 million in acquisition-related debt from the Company’s acquisition of the Home Meridian business in the prior year first quarter. Additionally, $28.5 million was available on its $30.0 million revolving credit facility, net of $1.5 million reserved for standby letters of credit. Consolidated inventories stood at $79.4 million.

Outlook

“Buoyed by favorable economic and industry trends, we expect to see growth at above-industry levels in our consolidated business, better growth in our legacy business and increased profitability at Home Meridian in the short-term. While encouraged by our overall profitability and sales performance, we’re also optimistic about the improvements we can achieve through our new strategic review,” Toms said.

Dividends

On June 6, 2017, our board of directors declared a quarterly cash dividend of $0.12 per share, payable on June 30, 2017 to shareholders of record at June 16, 2017.

Conference Call Details

Hooker Furniture will present its fiscal 2018 first quarter results via teleconference and live internet web cast on Tuesday afternoon, June 6, 2017, at 3:00 PM Eastern Time.  The dial-in number for domestic callers is 877-665-2466, and 678-894-3031 is the number for international callers.  The conference ID number is 25355917. The call will be simultaneously web cast and archived for replay on the Company's web site at www.hookerfurniture.com in the Investor Relations section.

Hooker Furniture Corporation, in its 93rd year of business, is a designer, marketer and importer of casegoods (wooden and metal furniture), leather furniture and fabric-upholstered furniture for the residential, hospitality and contract markets. The Company also domestically manufactures premium residential custom leather and custom fabric-upholstered furniture. It is ranked among the nation’s largest publicly traded furniture sources, based on 2016 shipments to U.S. retailers, according to a 2017 survey by a leading trade publication. Major casegoods product categories include home entertainment, home office, accent, dining, and bedroom furniture in the upper-medium price points sold under the Hooker Furniture brand.  Hooker’s residential upholstered seating product lines include Bradington-Young, a specialist in upscale motion and stationary leather furniture, Sam Moore Furniture, a specialist in upscale occasional chairs, settees, sofas and sectional seating with an emphasis on cover-to-frame customization, and Hooker Upholstery, imported upholstered furniture targeted at the upper-medium price-range.  The H Contract product line supplies upholstered seating and casegoods to upscale senior living facilities. The Home Meridian division addresses more moderate price points and channels of distribution not currently served by other Hooker Furniture divisions or brands. Home Meridian’s brands include Pulaski Furniture, specializing in casegoods covering the complete design spectrum in a wide range of bedroom, dining room, accent and display cabinets at medium price points, Samuel Lawrence Furniture, specializing in value-conscious offerings in bedroom, dining room, home office and youth furnishings, Prime Resources, value-conscious imported leather upholstered furniture, Right 2 Home, a supplier to internet furniture retailers, and Samuel Lawrence Hospitality, a designer and supplier of hotel furnishings. Hooker Furniture Corporation’s corporate offices and upholstery manufacturing facilities are located in Virginia and North Carolina, with showrooms in High Point, N.C. and Ho Chi Minh City, Vietnam. The company operates eight distribution centers in North Carolina, Virginia, California and Vietnam. Please visit our websites hookerfurniture.com, bradington-young.com, sammoore.com, hcontractfurniture.com, homemeridian.com, pulaskifurniture.com and slh-co.com.

Certain statements made in this release, other than those based on historical facts, may be forward-looking statements. Forward-looking statements reflect our reasonable judgment with respect to future events and typically can be identified by the use of forward-looking terminology such as “believes,” “expects,” “projects,” “intends,” “plans,” “may,” “will,” “should,” “would,” “could”  or “anticipates,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy.  Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.  Those risks and uncertainties include but are not limited to: (1) general economic or business conditions, both domestically and internationally, and instability in the financial and credit markets, including their potential impact on our (i) sales and operating costs and access to financing or (ii) customers and suppliers and their ability to obtain financing or generate the cash necessary to conduct their respective businesses; (2) the risks specifically related to the concentrations of a material part of our of sales and accounts receivable in only a few customers; (3) achieving and managing growth and change, and the risks associated with new business lines, acquisitions, restructurings, strategic alliances and international operations; (4) risks associated with our reliance on offshore sourcing and the cost of imported goods, including fluctuation in the prices of purchased finished goods and transportation and warehousing costs; (5) adverse political acts or developments in, or affecting, the international markets from which we import products, including duties or tariffs imposed on those products by foreign governments or the U.S. government, including the implementation of a possible border-adjustment tax; (6) our ability to successfully implement our business plan to increase sales and improve financial performance; (7) changes in actuarial assumptions, the interest rate environment, the return on plan assets and future funding obligations related to the Home Meridian segment’s legacy Pension Plan, which can affect future funding obligations, costs and plan liabilities; (8) the possible impairment of our long-lived assets, which can result in reduced earnings and net worth; (9) the cost and difficulty of marketing and selling our products in foreign markets; (10) disruptions involving our vendors or the transportation and handling industries, particularly those affecting imported products from Vietnam and China, including customs issues, labor stoppages, strikes or slowdowns and the availability of shipping containers and cargo ships; (11) the interruption, inadequacy, security breaches or integration failure of our information systems or information technology infrastructure, related service providers or the internet; (12) disruptions affecting our Virginia, North Carolina or California warehouses, our Virginia or North Carolina administrative facilities or our representative offices in Vietnam and China; (13) when or whether our new business initiatives, meet growth and profitability targets; (14) price competition in the furniture industry; (15) changes in domestic and international monetary policies and fluctuations in foreign currency exchange rates affecting the price of our imported products and raw materials; (16) the cyclical nature of the furniture industry, which is particularly sensitive to changes in consumer confidence, the amount of consumers’ income available for discretionary purchases, and the availability and terms of consumer credit; (17) risks associated with domestic manufacturing operations, including fluctuations in capacity utilization and the prices and availability of key raw materials, as well as changes in transportation, warehousing and domestic labor costs and environmental compliance and remediation costs; (18) risks associated with distribution through third-party retailers, such as non-binding dealership arrangements; (19) capital requirements and costs, including the servicing of our floating-rate term loans; (20) competition from non-traditional outlets, such as catalog and internet retailers and home improvement centers; (21) changes in consumer preferences, including increased demand for lower-quality, lower-priced furniture due to, among other things, declines in consumer confidence, amounts of discretionary income available for furniture purchases and the availability of consumer credit; and (22) higher than expected costs associated with product quality and safety, including regulatory compliance costs related to the sale of consumer products and costs related to defective or non-compliant products; (23) higher than expected employee medical and workers’ compensation costs that may increase the cost of our self-insured healthcare and workers compensation plans; and (24) other risks and uncertainties described under Part I, Item 1A. "Risk Factors" in the Company’s Annual Report on Form 10-K for the fiscal year ended January 29, 2017. Any forward-looking statement that we make speaks only as of the date of that statement, and we undertake no obligation, except as required by law, to update any forward-looking statements whether as a result of new information, future events or otherwise and you should not expect us to do so.

Table I
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Thirteen Weeks Ended
	April 30,	May 1,
	2017	2016

Net sales	$130,872	$121,831

Cost of sales	102,729	95,232

Gross profit	28,143	26,599

Selling and administrative expenses	20,701	20,944
Intangible asset amortization	334	1,654

Operating income	7,108	4,001

Other income and expense, net	223	159
Interest expense, net	251	263

Income before income taxes	7,080	3,897

Income tax expense	2,334	1,397

Net income	$4,746	$2,500

Earnings per share:
Basic	$0.41	$0.22
Diluted	$0.41	$0.22

Weighted average shares outstanding:
Basic	11,543	11,515
Diluted	11,578	11,540

Cash dividends declared per share	$0.12	$0.10

Table II
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In thousands)

	Thirteen Weeks Ended
	April 30,	May 1,
	2017	2016

Net Income	$4,746	$2,500
Other comprehensive income (loss):
Amortization of actuarial loss (gain)	15	(17)
Income tax effect on amortization	(5)	5
Adjustments to net periodic benefit cost	10	(12)

Total Comprehensive Income	$4,756	$2,488

Table III
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

As of	April 30,	January 29,
	2017	2017
Assets	(Unaudited)
Current assets
Cash and cash equivalents	$53,782	$39,792
Trade accounts receivable, net	69,456	92,578
Inventories	79,444	75,303
Prepaid expenses and other current assets	3,539	4,244
Total current assets	206,221	211,917
Property, plant and equipment, net	25,703	25,803
Cash surrender value of life insurance policies	22,687	22,366
Deferred taxes	4,971	7,264
Intangible assets	25,589	25,923
Goodwill	23,187	23,187
Other assets	2,225	2,236
Total non-current assets	104,362	106,779
Total assets	$310,583	$318,696

Liabilities and Shareholders’ Equity
Current liabilities
Current portion of term loan	$5,820	$5,817
Trade accounts payable	29,704	36,552
Accrued salaries, wages and benefits	4,450	8,394
Income tax accrual	4,347	4,323
Customer deposits	6,124	5,605
Other accrued expenses	2,951	3,369
Total current liabilities	53,396	64,060
Long term debt	40,314	41,772
Deferred compensation	10,836	10,849
Pension plan	3,397	3,499
Other long-term liabilities	809	589
Total long-term liabilities	55,356	56,709
Total liabilities	108,752	120,769

Shareholders’ equity
Common stock, no par value, 20,000 shares authorized,
11,586 and 11,563 shares issued and outstanding on each date	40,288	39,753
Retained earnings	161,047	157,688
Accumulated other comprehensive income	496	486
Total shareholders’ equity	201,831	197,927
Total liabilities and shareholders’ equity	$310,583	$318,696

Table IV
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
Unaudited
	Thirteen Weeks Ended
	April 30, 2017	May 1, 2016
Operating Activities:
Net income	$4,746	$2,500
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	1,359	2,785
Gain on disposal of assets	(20)	(15)
Deferred income tax expense (benefit)	2,288	(1,276)
Non-cash restricted stock and performance awards	646	629
Provision for doubtful accounts	13	16
Changes in assets and liabilities
Trade accounts receivable	23,110	13,553
Inventories	(4,141)	3,649
Gain on life insurance policies	(150)	(181)
Prepaid expenses and other current assets	696	335
Trade accounts payable	(6,897)	(5,615)
Accrued salaries, wages and benefits	(4,138)	(2,242)
Accrued income taxes	23	376
Customer deposits	520	651
Other accrued (income) expenses	(418)	(639)
Deferred compensation	(18)	(25)
Other long-term liabilities	223	(40)
Net cash provided by operating activities	17,842	14,461

Investing Activities:
Acquisition of Home Meridian	-	(86,062)
Purchases of property, plant and equipment	(867)	(703)
Proceeds received on notes receivable	30	26
Premiums paid on life insurance policies	(163)	(174)
Net cash used in investing activities	(1,000)	(86,913)

Financing Activities:
Proceeds from long-term debt	-	60,000
Payments for long-term debt	(1,464)	(7,797)
Debt issuance cost	-	(165)
Cash dividends paid	(1,388)	(1,154)
Net cash (used in)/provided by financing activities	(2,852)	50,884

Net increase (decrease) in cash and cash equivalents	13,990	(21,568)
Cash and cash equivalents at the beginning of year	39,792	53,922
Cash and cash equivalents at the end of year	$53,782	$32,354

Supplemental schedule of cash flow information:
Income taxes paid, net	$23	$2,308
Interest paid	255	164
Supplemental schedule of noncash investing activities:
Acquisition cost paid in common stock	$-	20,267
Increase in property and equipment through accrued purchases	49	44

Table V
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
NET SALES AND OPERATING INCOME BY SEGMENT
(In thousands)
Unaudited

Net Sales
Thirteen Weeks Ended
	April 30, 2017		May 1, 2016
		% Net Sales		% Net Sales
Hooker Casegoods	$32,815	25.1%	$32,929	27.0%
Upholstery	22,182	16.9%	21,893	18.0%
Home Meridian	73,702	56.3%	64,976	53.3%
All Other	2,173	1.7%	2,033	1.7%
Intercompany Eliminations	-		-
Consolidated	130,872	100%	121,831	100%

Operating Profit and Margin
Thirteen Weeks Ended
	April 30, 2017		May 1, 2016
		% Net Sales		% Net Sales
Hooker Casegoods	$3,929	12.0%	$2,081	6.3%
Upholstery	2,294	10.3%	1,763	8.1%
Home Meridian	816	1.1%	88	0.1%
All Other	67	3.1%	67	3.3%
Intercompany Eliminations	2		2
Consolidated	$7,108	5.4%	$4,001	3.3%

For more information, contact:
Paul B. Toms Jr.
Chairman and Chief Executive Officer
Phone: (276) 632-2133, or
Paul A. Huckfeldt, Senior Vice President, Finance & Accounting & Chief Financial Officer
Phone: (276) 666-3949